Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO TAX-EXEMPT SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Tax-Exempt Securities Trust was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                            Votes       Votes       Broker
Matter                                                       Votes For     Against     Abstain    Non-Votes
------                                                       ----------   ---------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization.......   40,619,353   2,538,926   2,611,509       0